Exhibit 99.1

Globus Medical Reports 2013 Second Quarter Results
Record Quarterly Sales

AUDUBON, PA, August 1, 2013: Globus Medical, Inc. (NYSE:GMED), a leading musculoskeletal implant manufacturer, today announced its financial results for the quarter ended June 30, 2013.

•	Worldwide sales were $107.0 million, a 11.5% increase from the second quarter of 2012

•	Net income was $7.4 million or $0.08 per diluted share; Non-GAAP diluted EPS was $0.21

•	Non-GAAP Adjusted EBITDA was 34.0% of sales

David Paul, Chairman and CEO commented, “We are very pleased with our performance this quarter and for the first half of 2013. Our revenue growth and profitability margins remain at industry leading levels, driven by our focus on rapid product innovation, expanding our sales footprint, and efficient operational execution. This quarter we launched six new products, including LATISTM, the first laterally expanding unitary interbody fusion spacer on the market to offer the benefits of a traditional anterior implant through a posterior approach.”

Second quarter net sales were $107.0 million, compared to $96.0 million last year, representing an 11.5% increase. Sales in the US and international grew by 10.8% and 20.3%, respectively, over the same quarter in 2012. International sales currently represents 8.3% of total sales.

Net income for the quarter was $7.4 million, or $0.08 per diluted share, as compared to $19.0 million, or $0.21 per diluted share, for the second quarter of 2012. Non-GAAP earnings per diluted share were $0.21 and $0.20 for the quarters ending June 30, 2013 and 2012, respectively. The non-GAAP earnings per diluted share excludes the after-tax effect of the provisions for litigation losses. Non-GAAP Adjusted EBITDA for the quarter was 34.0% of net sales, compared to 36.1% for the same period last year. The Medical Device Excise Tax, which was not in effect in 2012, reduced Adjusted EBITDA by 1.6% for the second quarter of 2013.

Cash, cash equivalents and marketable securities for the quarter increased by $7.6 million, ending the second quarter of 2013 at $231.7 million. The company remains debt free.

Revenue Outlook and Non-GAAP Diluted Earnings per Share Guidance
The company today reiterated its revenue outlook and non-GAAP diluted earnings per share guidance for 2013. For 2013, the company continues to expect full-year revenue to be approximately $432 million and non-GAAP annual diluted earnings per share, which excludes provisions for litigation losses, to be approximately $0.81.

Conference Call Information
Globus Medical will hold a teleconference to discuss its performance with the investment community at 5:30 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-855-533-7141     United States Participants
1-720-545-0060     International Participants
There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at investors.globusmedical.com.

If you are unable to participate during the live teleconference, the call will be archived until Thursday, August 15, 2013. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The pass code for the audio replay is 2053-0308.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

Non-GAAP Financial Measures

To supplement our financial statements prepared in accordance with generally accepted in the United States of America (“U.S. GAAP”), management uses certain non-GAAP financial measures. For example, Adjusted EBITDA, which represents net income before interest (income)/expense, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, changes in the fair value of contingent consideration in connection with business acquisitions and provision for litigation loss/(income) and provision for litigation loss - cost of goods sold, is useful as an additional measure of operating performance, and particularly as a measure of comparative operating performance from period to period, as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), income taxes and interest income and expense. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. In addition, for the quarter ended June 30, 2013 and for other comparative periods, we are presenting a non-GAAP measure of diluted earnings per share, which represents diluted earnings per share before provision for litigation loss/(income) and provision for litigation loss - cost of goods sold, net of the tax effects of such provisions. We believe this non-GAAP measure is also a useful indicator of our operating performance, and particularly as an additional measure of comparative operative performance from period to period as it removes the effects of litigation, and specifically the litigation brought against us by DePuy Synthes Products, LLC, in which a jury verdict was returned in June 2013, which we believe is not reflective of underlying business trends.
Adjusted EBITDA and non-GAAP Diluted Earnings Per Share are not calculated in conformity with U.S. GAAP within the meaning of Item 10 of Regulation S-K. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with changing laws and regulations that are applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks. For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales	$107,009	$95,977	$212,027	$190,694
Cost of goods sold	23,501	18,379	46,994	36,770
Provision for litigation loss	1,260	—	1,260	—
Gross profit	82,248	77,598	163,773	153,924

Operating expenses:
Research and development	7,037	6,940	13,884	13,676
Selling, general and administrative	45,750	41,231	91,147	82,456
Provision for litigation loss/(income)	18,269	(1,138)	18,319	(831)
Total operating expenses	71,056	47,033	123,350	95,301

Operating income	11,192	30,565	40,423	58,623
Other income/(expense), net	(221)	(304)	58	(79)
Income before income taxes	10,971	30,261	40,481	58,544
Income tax provision	3,545	11,260	13,164	21,967

Net income	$7,426	$19,001	$27,317	$36,577

Earnings per share:
Basic	$0.08	$0.22	$0.30	$0.41
Diluted	$0.08	$0.21	$0.29	$0.40
Weighted average shares outstanding:
Basic	92,415	88,354	92,110	88,288
Diluted	93,970	91,254	93,772	91,055

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$92,314	$212,400
Short-term marketable securities	68,844	—
Accounts receivable, net of allowances of $1,138 and $961, respectively	57,531	53,496
Inventories	71,356	62,310
Prepaid expenses and other current assets	5,456	3,020
Income taxes receivable	14,050	5,105
Deferred income taxes	28,331	23,779
Total current assets	337,882	360,110
Property and equipment, net	63,934	61,089
Long-term marketable securities	70,517	—
Intangible assets, net	9,321	9,585
Goodwill	15,372	15,372
Other assets	1,049	977
Total assets	$498,075	$447,133

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,172	$9,991
Accounts payable to related party	5,201	2,556
Accrued expenses	40,436	25,003
Income taxes payable	246	523
Business acquisition liabilities, current	1,580	1,435
Total current liabilities	56,635	39,508
Business acquisition liabilities, net of current portion	9,312	9,909
Deferred income taxes	6,464	7,714
Other liabilities	3,531	3,500
Total liabilities	75,942	60,631
Commitments and contingencies
Equity:
Common stock; $0.001 par value. Authorized 785,000 shares; issued and outstanding 92,816 and 91,270 shares at June 30, 2013 and December 31, 2012	93	91
Additional paid-in capital	145,418	136,501
Accumulated other comprehensive loss	(1,372)	(767)
Retained earnings	277,994	250,677
Total equity	422,133	386,502
Total liabilities and equity	$498,075	$447,133

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
(In thousands)	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$27,317	$36,577
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,352	8,888
Provision for excess and obsolete inventories	3,463	3,700
Stock-based compensation	2,478	2,137
Allowance for doubtful accounts	89	315
Deferred income taxes	(5,806)	(1,872)
(Increase) decrease in:
Accounts receivable	(4,410)	(3,050)
Inventories	(12,955)	(9,329)
Prepaid expenses and other assets	(1,746)	(1,284)
Increase (decrease) in:
Accounts payable	243	1,823
Accounts payable to related party	2,645	(695)
Accrued expenses and other liabilities	15,824	(2,211)
Income taxes payable/receivable	(9,238)	(119)
Net cash provided by operating activities	27,256	34,880

Cash flows from investing activities:
Purchases of marketable securities	(144,062)	—
Maturities of marketable securities	3,900	—
Purchases of property and equipment	(12,956)	(11,849)
Net cash used in investing activities	(153,118)	(11,849)

Cash flows from financing activities:
Payment of business acquisition liabilities	(700)	(600)
Net proceeds from issuance of common stock	4,254	480
Excess tax benefit related to nonqualified stock options	2,187	57
Net cash provided by/(used in) financing activities	5,741	(63)

Effect of foreign exchange rate on cash	35	(59)

Net increase/(decrease) in cash and cash equivalents	(120,086)	22,909
Cash and cash equivalents, beginning of period	212,400	142,668
Cash and cash equivalents, end of period	$92,314	$165,577

Supplemental disclosures of cash flow information:
Interest paid	30	26
Income taxes paid	$25,891	$23,422

The following tables reconcile GAAP to Non-GAAP financial measures.

Non-GAAP Adjusted EBITDA Reconciliation Table:

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands, except percentages)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net Income	$7,426	$19,001	$27,317	$36,577
Interest income, net	(144)	(53)	(190)	(62)
Provision for income taxes	3,545	11,260	13,164	21,967
Depreciation and amortization	4,742	4,507	9,352	8,888
EBITDA	15,569	34,715	49,643	67,370
Stock-based compensation	1,166	1,026	2,478	2,137
Provision for litigation loss/(income)	18,269	(1,138)	18,319	(831)
Provision for litigation loss - cost of goods sold	1,260	—	1,260	—
Change in fair value of contingent consideration	74	62	144	(40)
Adjusted EBITDA	$36,338	$34,665	$71,844	$68,636
Adjusted EBITDA as a percentage of sales	34.0%	36.1%	33.9%	36.0%

Non-GAAP Diluted Earnings Per Share Reconciliation Table:

(Unaudited)	Three Months Ended		Six Months Ended
(Per share amounts)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Diluted EPS, as reported	$0.08	$0.21	$0.29	$0.40
Provision for litigation loss/(income), net of taxes	0.12	(0.01)	0.13	0.00
Provision for litigation loss - cost of goods sold, net of taxes	0.01	—	0.01	—
Non-GAAP Diluted EPS	$0.21	$0.20	$0.43	$0.40

The following table highlights certain information related to our liquidity and capital resources:

(In thousands)	June 30, 2013	December 31, 2012
	(unaudited)
Cash and cash equivalents	$92,314	$212,400
Short-term marketable securities	68,844	—
Long-term marketable securities	70,517	—
Total cash, cash equivalents and marketable securities	$231,675	$212,400

Available borrowing capacity under revolving credit facility	50,000	50,000
Working capital	$281,247	$320,602

Contact:

Ed Joyce
Director of Investor Relations
Phone: (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com